Exhibit 99.1

Atmel Updates Third Quarter Expectations

        SAN JOSE, Calif., Sept. 9 /PRNewswire-FirstCall/ -- Atmel Corporation (Nasdaq: ATML), a worldwide leader in the development, fabrication and sale of advanced semiconductors, today announced revised expectations for the third quarter ending September 30, 2004.

        Revenues for the third quarter of 2004 are expected to be 2-6% lower than the second quarter 2004 revenue. The Company anticipates gross margins of between 25-26% for the quarter. Guidance ranges for R&D and SG&A remain unchanged from $59-61 million and $44-46 million, respectively. Finally, net interest expense is expected to be between $4 and $4.5 million for the third quarter, while we anticipate tax expense being around $5 million for the third quarter.

        “The revision in revenue guidance reflects softer than anticipated summer sales, which led to lower than expected market prices for some of our products,” stated George Perlegos, Atmel’s President and Chief Executive Officer. Our microcontroller and memory businesses were the most impacted.”

        “Atmel is scheduled to report its 2004 third quarter financial results on October 26, 2004 after the close of the stock market.

        Teleconference

        Atmel will hold a brief teleconference for the financial community at 2:00 p.m. Pacific Time today to discuss the revised third quarter financial expectations. Atmel will provide a real-time audio broadcast of the teleconference from the Investor Relations page of its website at http://www.atmel.com . Investors may access the live teleconference by dialing 800-374-0405, and using the passcode 85184.

        A webcast replay will be available for one year after the teleconference at http://www.atmel.com . Atmel will also provide a telephone recording of the teleconference, which will be available shortly after the completion of the call. Interested parties may listen to the playback of the teleconference by calling the following number: 800-642-1687 within 48 hours of completion of the call. Again, please use passcode 85184.

        Information in this release regarding Atmel’s expected operating results involves risks and uncertainties. These statements include statements about Atmel’s expected revenue, certain operating and non-operating costs and gross margins. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 15, 2004 and subsequent Form 10-Q reports.

        CONTACT: Steven Horwitz, Director, Investor Relations of Atmel, +1-408-487-2677.

SOURCE Atmel Corporation
        -0-                                              09/09/2004
         /CONTACT: Steven Horwitz, Director, Investor Relations of Atmel,
+1-408-487-2677/
         /Web site: http://www.atmel.com /
         (ATML)

CO:    Atmel Corporation

ST:    California

IN:   CPR SEM

SU:   ERP CCA